Exhibit 99.3

Contact: Whirlpool Corporation

Media: Jill Saletta, 269/923-7405

Media@Whirlpool.com

Financial: Greg Fritz, 269/923-2641

Investor_relations@whirlpool.com

WHIRLPOOL CORPORATION APPOINTS WILLIAM D. PEREZ TO BOARD OF DIRECTORS

BENTON HARBOR, Mich., December 15, 2009—Whirlpool Corporation (NYSE: WHR) announced today the appointment of William D. Perez, former president and chief executive officer of Wm. Wrigley Jr. Company to its board of directors.

“With his exceptionally strong business leadership and deep consumer experience, we expect Bill will bring significant value to our board and company,” said Jeff M. Fettig, Whirlpool Corporation’s chairman and chief executive officer.

Perez, 62, was president and chief executive officer of Wm. Wrigley Jr. Company from 2006 to 2008, when it was acquired by Mars, Incorporated. From 2004 to 2006, he served as president and chief executive officer, Nike, Inc. Perez started his career in 1970 at S.C. Johnson, where he held roles of increasing responsibility, ultimately serving as president and chief executive officer from 1996 to 2004.

Perez is currently a director of Johnson & Johnson and Campbell Soup Company. A native of Akron, Ohio, Perez holds a bachelors degree in Government from Cornell University and a graduate degree in International Management from the Thunderbird School of Global Management.

About Whirlpool Corporation

Whirlpool Corporation is the world’s leading manufacturer and marketer of major home appliances, with annual sales of approximately $19 billion in 2008, 70,000 employees, and 67 manufacturing and technology research centers around the world. The company markets Whirlpool, Maytag, KitchenAid, Jenn-Air, Amana, Brastemp, Consul, Bauknecht and other major brand names to consumers in nearly every country around the world. Additional information about the company can be found at http://www.whirlpoolcorp.com.

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